Exhibit 99.1

Investor Contact: Michael J. Carlotti	Media Contact: Laura Olson-Reyes
(702) 584-7995	(702) 584-7742
mcarlotti@ballytech.com	lolson-reyes@ballytech.com

BALLY TECHNOLOGIES, INC. REPORTS THIRD QUARTER DILUTED EPS OF $0.43 ON REVENUE OF $191 MILLION

•                  ALL-TIME RECORD QUARTERLY GAMING OPERATIONS REVENUE OF $80 MILLION

•                  OVER 550 UNITS OF NEW VEGAS HITS™ GAME PLACED DURING THE QUARTER

•                  NEW UNIT AVERAGE SELLING PRICE (“ASP”) INCREASES BY 11 PERCENT TO $15,556, DRIVEN BY SALES OF PRO SERIES™ CABINETS WITH ALPHA 2™ TECHNOLOGY

LAS VEGAS, April 28, 2011 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino management systems, and server-based solutions for the global gaming industry, announced today diluted earnings per share (“Diluted EPS”) from continuing operations of $0.43 and $1.31 on revenue of $191 million and $544 million for the three months and nine months ended March 31, 2011, respectively.

“We are pleased with our operational and financial positioning for the future,” said Richard M. Haddrill, the Company’s Chief Executive Officer.  “While current industry conditions remain challenging, we have a number of opportunities, both domestic and international, that are attractive and exciting for the Company.  Additionally, the early acceptance of our new Pro Series cabinets has been excellent, and we continue to be pleased with the strength of our gaming operations business.”

“Since the beginning of fiscal 2011, we purchased over two million of our shares for approximately $76 million,” said Neil Davidson, the Company’s Chief Financial Officer. “On April 6, 2011, the Board approved a share-repurchase program increase to $550 million, less amounts tendered in the recently launched modified ‘Dutch auction’ of up to $400 million.  We believe that our financial initiatives positively complement our business operations and further our commitment to creating long-term value for stockholders.”

Third Quarter Fiscal 2011 Highlights

	Three Months Ended March 31,				Nine Months Ended March 31,
	2011	% Rev	2010	% Rev	2011	% Rev	2010	% Rev
	(dollars in millions, except per share amounts)
Revenues:
Gaming Equipment	$63.7	33%	$69.4	36%	$173.9	32%	$210.2	36%
Gaming Operations	80.0	42%	69.7	37%	236.3	43%	209.6	36%
Systems	47.3	25%	51.5	27%	134.3	25%	163.1	28%
Total revenues	$191.0	100%	$190.6	100%	$544.5	100%	$582.9	100%

Gross Margin:
Gaming Equipment (1)	$27.3	43%	$35.5	51%	$81.2	47%	$106.4	51%
Gaming Operations	59.1	74%	49.9	72%	170.5	72%	149.8	71%
Systems (1)	36.4	77%	38.8	75%	99.7	74%	116.1	71%
Total gross margin	$122.8	64%	$124.2	65%	$351.4	65%	$372.3	64%

Selling, general and administrative	$57.6	30%	$52.5	28%	$164.4	30%	$151.5	26%
Research and development costs	22.1	12%	20.3	11%	64.8	12%	59.3	10%
Impairment charges	—	—	11.4	6%	—	—	11.4	2%
Depreciation and amortization	5.2	3%	4.9	2%	14.6	3%	14.4	3%
Operating income	$37.9	20%	$35.1	18%	$107.6	20%	$135.7	23%
Adjusted EBITDA from continuing operations	$60.8		$67.1		$175.8		$210.4
Diluted EPS from continuing operations	$0.43		$0.36		$1.31		$1.42

(1)   Gross Margin from Gaming Equipment and Systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Operating Statistics
New gaming devices	3,417	4,571	9,708	13,504
New unit ASP	$15,556	$13,979	$15,482	$14,134

	As of March 31,
	2011	2010
End-of-period installed base:
Gaming monitoring units installed base	400,000	381,000
Systems managed cashless games	327,000	318,000

Total linked progressive systems	910	1,010
Rental and daily-fee games	13,833	12,514
Lottery systems	8,263	7,774
Centrally determined systems	51,482	50,245

“We continue to be delighted by the strength in our gaming operations business, with another all-time revenue record set in the third quarter,” said Ramesh Srinivasan, the Company’s President and Chief Operating Officer.  “Bally placed more than 550 Vegas Hits games during the quarter, making Vegas Hits second only to Cash Spin as the fastest premium game release in the Company’s history.  Our Systems backlog, pipeline, and win-loss ratio levels also remain strong, despite disappointing weakness in year-to-date revenues.  Our recent Systems Users Conference held last month, where we demonstrated our leading-edge systems products live on a customer’s casino floor, has generated significant interest in our Systems products, especially our iVIEW DM™ and Elite Bonusing Suite™ applications.”

Highlights of Certain Results for the Three Months Ended March 31, 2011

Overall

•                  Selling, general and administrative expenses (“SG&A”) increased to 30 percent of total revenues as compared with 28 percent last year, primarily due to increases in payroll,  legal, and other expenses to support new markets.

•                  Research and development expenses (“R&D”) increased to 12 percent of total revenues as compared with 11 percent last year.

•                  Operating margin increased to 20 percent as compared with 18 percent last year.

•                  Adjusted EBITDA from continuing operations (earnings before interest, taxes, depreciation, and amortization, including asset impairment charges and share-based compensation), a non-GAAP financial measure, decreased to $61 million as compared with $67 million last year.

•                  Diluted EPS from continuing operations increased to $0.43 from $0.36 last year.  The prior year included an impairment charge of $0.13 per diluted share related to Alabama charitable bingo assets.

Gaming Equipment

•                  ASP of new gaming devices increased by 11 percent to $15,556 per unit from $13,979 last year, primarily as a result of product mix, including sales of Pro Series cabinets.

•                  New gaming device sales decreased to 3,417 units as compared with 4,571 units last year due to fewer international units sold during the quarter and a continued sluggish North America replacement market.

•                  New-unit sales to international customers were 29 percent of total new-unit shipments, as compared with 46 percent last year.

•                  Gross margin decreased to 43 percent from 51 percent last year due to higher costs for the initial production runs of the Pro Series cabinets as well as write-downs related to older technology platforms.

Gaming Operations

•                  Revenues increased 15 percent to an all-time record $80 million as compared with $70 million last year, driven by placements of new premium games throughout the quarter and the performance of our lottery systems installed base.

•                  Gross margin increased to 74 percent from 72 percent in the same period last year primarily due to lower jackpot expenses.

Systems

•                  Revenues were $47 million, up 2 percent compared to second quarter fiscal 2011, and lower when compared with $52 million last year, as a result of fewer large new implementations during the quarter.

•                  Gross margin increased to 77 percent from 75 percent in the same period last year primarily as a result of the change in mix of products sold and an increase in maintenance revenues.  Specifically, hardware sales were 34 percent of Systems revenues, and software and service sales were 31 percent, as compared to 36 percent for hardware and 35 percent for software and services in the same period last year.

•                  Maintenance revenues increased to a record $16 million as compared with $15 million last year.

Highlights of Certain Results for the Nine Months Ended March 31, 2011

Overall

•                  SG&A increased to 30 percent of total revenues as compared with 26 percent last year, primarily due to increases in payroll, advertising, legal, and other expenses to support new markets.

•                  R&D increased to 12 percent of total revenues as compared with 10 percent last year, due to increases in employees and development costs.

•                  Operating margin decreased to 20 percent as compared with 23 percent last year.

•                  Adjusted EBITDA from continuing operations decreased to $176 million as compared with $210 million last year.

•                  Diluted EPS from continuing operations decreased to $1.31 from $1.42 last year.  The prior year included an impairment charge of $0.13 per diluted share related to Alabama charitable bingo assets.

Gaming Equipment

•                  ASP of new gaming devices increased by 10 percent to $15,482 per unit from $14,134 last year, primarily as a result of product mix, including sales of Pro Series cabinets.

•                  New gaming device sales decreased to 9,708 units as compared with 13,504 units last year due to lower international sales during the period and a continued sluggish North America replacement market and fewer new openings and expansions.

•                  Revenues decreased to $174 million as compared with $210 million last year.

•                  New-unit sales to international customers were 31 percent of total new-unit shipments, as compared with 39 percent last year.

•                  Gross margin decreased to 47 percent from 51 percent last year due to higher costs for the initial production runs of the Pro Series cabinets as well as write-downs related to older technology platforms.

Gaming Operations

•                  Revenues increased 13 percent to an all-time record $236 million as compared with $210 million last year, driven by the placement of new premium games throughout the period and the performance of our lottery systems installed base.

•                  Gross margin increased to 72 percent from 71 percent last year.

Systems

•                  Revenues decreased to $134 million as compared with $163 million last year, due primarily to the timing of certain customer decisions regarding system purchases and installations and several large system implementations during the nine months ended March 31, 2010.

•                  Gross margin increased to 74 percent from 71 percent last year, primarily as a result of a change in the mix of products sold and an increase in maintenance revenues.  Specifically, hardware sales were 37 percent of Systems revenues, and software and service sales were 27 percent, as compared to 39 percent for hardware and 34 percent for software and services in the same period last year.

•                  Maintenance revenues increased to a record $48 million as compared with $43 million last year.

Fiscal 2011 Business Update

The Company reiterated fiscal 2011 guidance for Diluted EPS from continuing operations of $1.82 to $1.95, which includes $1.31 per diluted share from continuing operations earned during the first nine months of fiscal 2011.  This Diluted EPS guidance range does not reflect the impact of the pending stock tender offer and debt refinancing due to the uncertainty as to the number of shares that will be tendered.

The Company has provided this range of earnings guidance for fiscal 2011 to give investors general information on the overall direction of its business at this time.  The updated guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital markets conditions, the market for gaming devices and systems, changes in gaming legislation, the timing of new jurisdictions and casino openings, competitive product introductions, complex revenue-recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.  The Company does not intend and undertakes no obligation to update its forward-looking statements, including forecasts, potential opportunities for growth in new and existing markets, and future prospects for proposed new products.  Accordingly, the Company does not intend to update guidance during the quarter.  Additional information about the factors that could potentially affect the Company’s financial results included in today’s press release can be found in the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Non-GAAP Financial Measures

The following table reconciles the Company’s income from continuing operations, net of tax, attributable to Bally Technologies, Inc., as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA from continuing operations:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	20010	2011	2010
	(in 000s)
Income from continuing operations, net of tax	$23,766	$20,577	$73,210	$81,778
Impairment charges	—	11,379	—	11,379
Interest expense, net	1,579	2,126	5,269	7,340
Income tax expense	13,651	11,262	32,283	43,973
Depreciation and amortization	18,878	18,299	55,483	55,438
Share-based compensation	2,954	3,421	9,600	10,502
Adjusted EBITDA from continuing operations	$60,828	67,064	$175,845	$210,410

Adjusted EBITDA from continuing operations is a supplemental non-GAAP financial measure used by the Company’s management and by some industry analysts to evaluate the Company’s ability to service debt, and is used by some investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted EBITDA from continuing operations should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA from continuing operations the same way, and the Company’s presentation may be different from those presented by other companies.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast today at 4:30 p.m. EDT (1:30 p.m. PDT).  The conference-call dial-in numbers are 866-783-2145 or 857-350-1604 (International); passcode “Bally”.  The webcast can be accessed by visiting BallyTech.com and selecting “Investor Relations.”  Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation.  For those who miss this event, an archived version will be available at BallyTech.com until May 27, 2011.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates, and distributes advanced technology-based gaming devices and systems worldwide.  Bally’s product line includes reel-spinning slot machines, video slot machines, wide-area progressives, and Class II, lottery, and central determination games and platforms.  As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless, and table-management solutions.  Additional Company information, including the Company’s investor presentation, can be found at BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Forward looking-statements are subject to change and involve risks and uncertainties that could significantly affect future results, including those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Although the Company believes any expectations expressed in any forward-looking statements are reasonable, future results may differ materially from those expressed in any forward-looking statements.  The Company undertakes no obligation to update the information in this press release except as required by law and represents that the information speaks only as of today’s date.

— BALLY TECHNOLOGIES, INC. —

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND NINE MONTHS ENDED MARCH 31, 2011 AND MARCH 31, 2010

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
	(in 000s, except per share amounts)
Revenues:
Gaming equipment and systems	$110,909	$120,917	$308,136	$373,333
Gaming operations	80,032	69,723	236,339	209,610
	190,941	190,640	544,475	582,943
Costs and expenses:
Cost of gaming equipment and systems (1)	47,275	46,590	127,262	150,765
Cost of gaming operations	20,906	19,865	65,820	59,854
Selling, general and administrative	57,562	52,545	164,361	151,462
Research and development costs	22,088	20,279	64,832	59,321
Impairment charges	—	11,379	—	11,379
Depreciation and amortization	5,208	4,910	14,579	14,442
	153,039	155,568	436,854	447,223
Operating income	37,902	35,072	107,621	135,720
Other income (expense):
Interest income	1,276	944	3,616	2,268
Interest expense	(2,855)	(3,069)	(8,885)	(9,607)
Other, net	1,106	(955)	2,630	(1,897)
Income from continuing operations before income taxes	37,429	31,992	104,982	126,484
Income tax expense	(13,651)	(11,262)	(32,283)	(43,973)
Income from continuing operations	23,778	20,730	72,699	82,511
Discontinued operations:
Income from discontinued operations, net of tax	—	2,363	—	5,542
Loss on disposal of discontinued operations, net of tax	—	—	(403)	—
Income (loss) from discontinued operations, net of tax	—	2,363	(403)	5,542
Net income	23,778	23,093	72,296	88,053
Less net income (loss) attributable to noncontrolling interests	12	534	(511)	1,617
Net income attributable to Bally Technologies, Inc.	$23,766	$22,559	$72,807	$86,436
Basic earnings per share attributable to Bally Technologies, Inc.:
Income from continuing operations	$0.45	$0.37	$1.38	$1.50
Discontinued operations	—	0.04	—	0.09
Loss on sale of discontinued operations	—	—	(0.01)	—
Basic earnings per share	$0.45	$0.41	$1.37	$1.59

Diluted earnings per share attributable to Bally Technologies, Inc.:
Income from continuing operations	$0.43	$0.36	$1.31	$1.42
Discontinued operations	—	0.03	—	0.08
Loss on sale of discontinued operations	—	—	(0.01)	—
Diluted earnings per share	$0.43	$0.39	$1.30	$1.50
Weighted average shares outstanding:
Basic	52,923	54,771	53,311	54,517
Diluted	55,527	57,716	55,849	57,715
Amounts attributable to Bally Technologies, Inc.:
Income from continuing operations, net of tax	$23,766	$20,577	$73,210	$81,778
Income from discontinued operations, net of tax	—	1,982	—	4,658
Loss on sale of discontinued operations, net of tax	—	—	(403)	—
Net income	$23,766	$22,559	$72,807	$86,436

(1)   Cost of gaming equipment and systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2011 AND JUNE 30, 2010

	March 31, 2011	June 30, 2010
	(in 000s, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$77,872	$145,089
Restricted cash	7,973	8,303
Accounts and notes receivable, net of allowances for doubtful accounts of $9,262 and $9,974	216,344	207,365
Inventories	64,511	42,806
Prepaid and refundable income tax	13,104	7,783
Deferred income tax assets	34,703	35,973
Deferred cost of revenue	13,638	14,568
Prepaid assets	11,616	11,172
Other current assets	6,196	3,350
Total current assets	445,957	476,409
Restricted long-term investments	11,603	13,075
Long-term accounts and notes receivables, net of allowances for doubtful accounts of $5,586 and $5,169	45,448	30,163
Property, plant and equipment, net of accumulated depreciation of $52,475 and $47,714	33,132	32,094
Leased gaming equipment, net of accumulated depreciation of $171,375 and $153,780	90,464	82,357
Goodwill	161,982	161,153
Intangible assets, net	36,361	34,048
Deferred income tax assets	25,464	29,980
Income tax receivable	8,519	8,688
Long-term deferred cost of revenue	25,054	30,958
Other assets, net	17,463	14,251
Total assets	$901,447	$913,176
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,551	$23,775
Accrued and other liabilities	44,365	45,662
Customer deposits	5,231	10,185
Jackpot liabilities	11,190	11,531
Deferred revenue	33,255	33,875
Income tax payable	3,783	6,982
Current maturities of long-term debt	45,162	42,543
Total current liabilities	175,537	174,553
Long-term debt, net of current maturities	118,649	131,250
Long-term deferred revenue	33,325	40,236
Other income tax liability	9,252	13,646
Other liabilities	8,572	9,299
Total liabilities	345,335	368,984
Commitments and contingencies
Stockholders’ equity:
Special stock, 10,000,000 shares authorized: Series E, $100 liquidation value; 115 shares issued and outstanding	12	12
Common stock, $.10 par value; 100,000,000 shares authorized; 60,097,000 and 59,495,000 shares issued and 52,883,000 and 54,392,000 outstanding	5,993	5,943
Treasury stock at cost, 7,214,000 and 5,103,000 shares	(235,299)	(157,053)
Additional paid-in capital	409,691	392,853
Accumulated other comprehensive loss	(1,879)	(3,044)
Retained earnings	375,907	303,100
Total Bally Technologies, Inc. stockholders’ equity	554,425	541,811
Noncontrolling interests	1,687	2,381
Total stockholders’ equity	556,112	544,192
Total liabilities and stockholders’ equity	$901,447	$913,176